Exhibit 10.2

HBOS PLC

RESOLUTIONS OF A DIRECTOR OF HBOS PLC

NON INNOVATIVE TIER 1 ISSUE

1	AUTHORITY

The Director noted that he had been given authority to approve and execute the matters which are the subject of these resolutions in resolutions adopted by the Capital and Structured Transactions Approval Committee (“CASTAC”) of HBOS plc (“the Company”) on 3 May 2007.

2	DIRECTORS’ INTERESTS

By his execution of these resolutions, the Director declares that there are no interests in these resolutions which are required to be disclosed by s.317 of the Companies Act 1985 or the Articles of Association of the Company.

3	TERMS OF ISSUE OF NON-CUMULATIVE CALLABLE DOLLAR PREFERENCE SHARES OF US$1 EACH

3.1	The Director noted that CASTAC had on 3 May 2007 approved a document titled ‘The Terms of Issue of the Preference Shares’ which set out, inter alia, that the Preference Shares proposed to be issued may be issued in up to two distinct series.

3.2	The Director further noted that CASTAC had on 3 May 2007 authorised any Director of the Company to agree any additions and amendments to the Terms of Issue of the Preference Shares as he/she may deem necessary and/or desirable and approve the final version of the Terms of Issue of the Preference Shares (incorporating such additions and amendments) prior to allotment.

3.3	The Director further noted that attached to these resolutions was the final version of the Terms of Issue of the Preference Shares which set out, inter alia, that only one series of Preference Shares is to be issued and that such series will comprise Fixed-to-Floating Rate Non-Cumulative Callable Dollar Preference Shares of US$1 each.

4	RESOLUTIONS

4.1	By his execution of these resolutions, the Director AGREES and RESOLVES that, subject to the final offering prospectus being approved by the UK Listing Authority:-

4.1.1	the additions and amendments made to the earlier draft of the Terms of Issue of the Preference Shares be approved;

4.1.2	the terms of issue and the rights attaching to the Preference Shares as set out in the attached Terms of Issue of the Preference Shares be approved;

4.1.3	750,000 Fixed-to-Floating Rate Non-Cumulative Callable Dollar Preference Shares of US$1 each be allotted and issued fully paid up for cash together with a premium of US $999 per Preference Share in cash pursuant to (i) the purchase agreement between Goldman Sachs & Co., J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated (together ‘the Initial Purchasers’) and the Company dated on or around the date of these resolutions and/or (ii) any declaration of trust by any nominee in favour of the Initial Purchasers (‘a Declaration of Trust’), subject to the Purchase Agreement becoming unconditional and not being terminated and the Declaration of Trust being entered into; and

4.1.4	the Company Secretary was instructed to arrange for the filing in due course with the Registrar of Companies of the relevant Form(s) 88(2).

/s/ Bernard Higgins	18 May 2007
Director	Date